Exhibit 99.1

Concho Resources Inc. to Acquire RSP Permian, Inc. in All-Stock Transaction

Transaction Creates Largest Unconventional Shale Producer in the Permian Basin

Midland, Texas and Dallas, Texas, March 28, 2018 – Concho Resources Inc. (NYSE: CXO) and RSP Permian, Inc. (NYSE: RSPP) today announced they have entered into a definitive agreement under which Concho will acquire RSP in an all-stock transaction valued at approximately $9.5 billion, inclusive of RSP’s net debt. The consideration will consist of 0.320 shares of Concho common stock for each share of RSP common stock. The transaction was unanimously approved by the board of directors of each company.

Highlights

•	Large, highly-complementary acreage expands Concho’s strategic portfolio in the Permian Basin to approximately 640,000 net acres

•	Reinforces leadership position as the premier Permian pure-play company and creates the largest crude oil and natural gas producer from unconventional shale in the Permian Basin

•	Combined company to run the largest drilling program in the Permian Basin with 27 rigs

•	Meaningfully expands premium resource base

•	Drives significant operational synergies through development optimization, shared infrastructure and capital efficiencies, with a present value of more than $2 billion

•	Expect to realize over $60 million in annual corporate level savings

•	Immediately accretive to key per-share metrics, including net asset value, earnings, cash flow and debt-adjusted growth

•	Expect to maintain investment grade credit ratings

•	Enhances Concho’s three-year annualized production growth outlook within cash flow from operations

Tim Leach, Chairman and Chief Executive Officer of Concho, commented, “This transaction provides a compelling opportunity for both Concho and RSP shareholders to benefit from the strength of our combined company. The RSP team built an exceptional high-margin asset portfolio consistent with our playbook – large, contiguous positions in the core of the Permian Basin. And they did so with a strategy of maximizing well performance and returns, which provides substantial running room for continuous development with large-scale projects. This combination allows us to consolidate premier assets that seamlessly fold into our drilling program, enhance our scale advantage and reinforce our leadership position in the Permian Basin, all while strengthening our platform for delivering predictable growth and returns. We look forward to welcoming RSP’s employees as members of the Concho team.”

Steve Gray, Chief Executive Officer of RSP, commented, “I am extremely proud of the RSP team and the high-quality position we built in the Permian Basin. As RSP has grown and we have seen the resource play develop in the Permian, we have come to recognize that combining with a company with the scale, investment grade balance sheet and operational excellence of Concho will unlock even more value for shareholders. The combined company will have the vision and necessary financial strength to efficiently develop the tremendous resource potential of these assets with large-scale projects.”

The acquisition will add approximately 92,000 net acres that strongly complement Concho’s existing acreage position in the Permian Basin. The combined position will cover more than 640,000 net acres. In fourth-quarter 2017, production on RSP’s assets totaled approximately 55.5 thousand barrels of oil equivalent (Boe) per day on a two-stream basis, of which approximately 80% was crude oil and 20% was natural gas. The transaction adds 2.2 billion Boe of resource potential, of which nearly two-thirds is premium resource.

The combined company will run the largest drilling and completion program in the Permian Basin. With a focused portfolio and substantial scale advantage, the benefits of this transaction are expected to drive corporate level savings and operational synergies by combining the complementary assets and the technical skills of both company’s employees. Specific operational synergies include: asset optimization, directing capital to high-return manufacturing-style projects and utilizing shared infrastructure systems. The present value of corporate and operational synergies is expected to exceed $2 billion.

The acquisition is expected to be accretive in the first year to Concho’s key per-share metrics, including net asset value, earnings, cash flow and debt-adjusted growth. In addition, the transaction is expected to enhance Concho’s three-year outlook for annualized production growth on a capital program within cash flow from operations.

Transaction Details

Under the terms of the definitive merger agreement, shareholders of RSP will receive 0.320 shares of Concho common stock in exchange for each share of RSP common stock, representing consideration to each RSP shareholder of $50.24 per share based on the closing price of Concho common stock on March 27, 2018. The consideration represents an approximately 29% premium to RSP’s closing price of $38.92 on March 27, 2018. Upon closing of the transaction, Concho shareholders will own approximately 74.5% of the combined company, and RSP shareholders will own approximately 25.5%. The resulting capital structure is consistent with Concho’s long-term strategy of maintaining a strong financial position.

The transaction, which is expected to be completed in the third quarter of 2018, is subject to the approval of both Concho and RSP shareholders, the satisfaction of certain regulatory approvals and other customary closing conditions.

Upon closing, Concho’s board will be expanded to 11 directors, to include one independent member of the RSP board. Concho will continue to be headquartered in Midland, Texas.

Advisors

Morgan Stanley & Co. LLC is acting as exclusive financial advisor to Concho, and Sullivan & Cromwell LLP and Gibson, Dunn & Crutcher LLP are acting as legal advisors to Concho. Tudor, Pickering, Holt & Co. is acting as exclusive financial advisor to RSP, and Vinson & Elkins LLP is acting as legal advisor to RSP.

Investor and Analyst Conference Call

Concho will host a conference call for investors and analysts at 7:30 AM CT (8:30 AM ET) today, March 28, 2018, to discuss this transaction. The telephone number and passcode to access the conference call are provided below:

Dial-in: (844) 263-8298

Intl. dial-in: (478) 219-0007

Participant Passcode: 9329028

To access the live webcast and view the presentation for the call, visit Concho’s website at www.concho.com. The replay will also be available on Concho’s website under the “Investors” section.

Concho Resources Inc.

Concho is an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. Concho’s operations are focused in the Permian Basin of Southeast New Mexico and West Texas. For more information, visit the Concho’s website at www.concho.com.

RSP Permian, Inc.

RSP is an independent oil and natural gas company focused on the acquisition, exploration, development and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin of West Texas. The vast majority of RSP’s acreage is located on large, contiguous acreage blocks in the core of the Midland and Delaware Basins, sub-basins of the Permian Basin.

No Offer or Solicitation

This communication relates to a proposed business combination transaction (the “Transaction”) between RSP Permian, Inc. (“RSP”) and Concho Resources Inc. (“Concho”). This communication is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, in any jurisdiction, pursuant to the Transaction or otherwise, nor shall there be any sale, issuance, exchange or transfer of the securities referred to in this document in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

In connection with the Transaction, Concho will file with the U.S. Securities and Exchange Commission (“SEC”) a registration statement on Form S-4, that will include a joint proxy statement of RSP and Concho that also constitutes a prospectus of Concho. RSP and Concho may also file other documents with the SEC regarding the Transaction. The definitive joint proxy statement/prospectus will be sent to the stockholders of Concho and RSP. This document is not a substitute for the registration statement and joint proxy statement/prospectus that will be filed with the SEC or any other documents that Concho or RSP may file with the SEC or send to stockholders of Concho or RSP in connection with the Transaction. INVESTORS AND SECURITY HOLDERS OF RSP AND CONCHO ARE URGED TO READ THE

REGISTRATION STATEMENT, THE JOINT PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the registration statement and the joint proxy statement/prospectus (when available) and all other documents filed or that will be filed with the SEC by Concho or RSP through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by RSP will be made available free of charge on RSP’s website at http://www.rsppermian.com, under the heading “SEC Filings,” or by contacting RSP’s Investor Relations Department by phone at 214-252-2790. Copies of documents filed with the SEC by Concho will be made available free of charge on Concho’s website at http://www.concho.com/investors or by contacting Concho’s Investor Relations Department by phone at 432-221-0477.

Participants in Solicitation

Concho, RSP and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Concho’s common stock and RSP’s common stock in respect to the Transaction.

Information regarding RSP’s directors and executive officers is contained in the proxy statement for RSP’s 2017 Annual Meeting of Stockholders filed with the SEC on April 28, 2017 and in the other documents filed after the date thereof by RSP with the SEC. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing RSP’s website at http://www.rsppermian.com. Information regarding Concho’s executive officers and directors is contained in the proxy statement for Concho’s 2017 Annual Meeting of Stockholders filed with the SEC on April 5, 2017 and in the other documents filed after the date thereof by Concho with the SEC. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing Concho’s website at http://www.concho.com/investors.

Investors may obtain additional information regarding the interests of those persons and other persons who may be deemed participants in the Transaction by reading the joint proxy statement/prospectus regarding the Transaction when it becomes available. You may obtain free copies of this document as described above.

Forward-Looking Statements and Cautionary Statements

The foregoing contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included in this communication that address activities, events or developments that Concho or RSP expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “may,” “foresee,” “plan,” “will,” “guidance,” “look,” “outlook,” “goal,” “future,” “assume,” “forecast,” “build,” “focus,” “work,” “continue” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the Transaction, pro forma descriptions of the combined company and its operations, integration and transition plans, synergies, opportunities and anticipated future performance. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. These include the expected timing and likelihood of completion of the Transaction, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the Transaction that could reduce anticipated benefits or cause the parties to abandon the Transaction, the ability to successfully integrate the businesses, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the possibility that stockholders of Concho may not approve the issuance of new shares of common stock in the Transaction or that stockholders of RSP may not approve the merger agreement, the risk that the parties may not be able to satisfy the conditions to the Transaction in a timely manner or at all, risks related to disruption of management time from ongoing business operations due to the Transaction, the risk that any announcements relating to the Transaction could have adverse effects on the market price of Concho’s common stock or RSP’s common stock, the risk that the Transaction and its announcement could have an adverse effect on the ability of Concho and RSP to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on their operating results and businesses generally, the risk the pending Transaction could distract management of both entities and they will incur substantial costs, the risk that problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected, the risk that the combined company may be unable to achieve synergies or it may take longer than expected to achieve those synergies and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond Concho’s or RSP’s control, including those detailed in Concho’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that are available on its website at http://www.concho.com and on the SEC’s website at http://www.sec.gov, and those detailed in RSP’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that are available on RSP’s website at http://www.rsppermian.com and on the SEC’s website at http://www.sec.gov.

All forward-looking statements are based on assumptions that Concho or RSP believe to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and Concho and RSP undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Cautionary Statements Regarding Resource

Concho may use the term “resource potential” and similar phrases to describe estimates of potentially recoverable hydrocarbons that SEC rules prohibit from being included in filings with the SEC. These are based on analogy to Concho’s existing models applied to additional acres, additional zones and tighter spacing and are Concho’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques. These quantities may not constitute “reserves” within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or SEC rules. Such estimates and identified drilling locations have not been fully risked by Concho management and are inherently more speculative than proved reserves estimates. Actual locations drilled and quantities that may be ultimately recovered from Concho’s interests could differ substantially from these estimates. There is no commitment by Concho to drill all of the drilling locations that have been attributed to these quantities. Factors affecting ultimate recovery include the scope of Concho’s ongoing drilling program, which will be directly affected by the availability of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, actual drilling results, including geological and mechanical factors affecting recovery rates, and other factors. Such estimates may change significantly as development of Concho’s oil and natural gas assets provide additional data. Concho’s production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases or other factors that are beyond Concho’s control. Concho’s use of the term “premium resource” refers to assets with the capacity to produce at an internal rate of return that is greater than thirty-five percent based on fifty-five dollar oil and three dollar gas.

INVESTOR RELATIONS

Megan P. Hays

Vice President of Investor Relations and Public Affairs

432.685.2533

Mary T. Starnes

Investor Relations Manager

432.221.0477